Exhibit 5.2
December 14, 2006
U.S. Concrete, Inc.
2925 Briarpark
Suite 500
Houston, Texas 77042
Ladies and Gentlemen:
          As set forth in the Registration Statement on Form S-4, Reg. No. 333-138868 (the “Registration Statement”), filed by U.S. Concrete, Inc., a Delaware corporation (the “Company”), and the subsidiary guarantors identified in the Registration Statement (the “Subsidiary Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of the offering of (1) $85 million aggregate principal amount of 8 3/8% senior subordinated notes due 2014 (the “New Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of its issued and outstanding 8 3/8% senior subordinated notes due 2014 issued on July 5, 2006 (the “Outstanding Old Notes”) and (2) the related subsidiary guarantees of the New Notes by the Subsidiary Guarantors (the “Guarantees”), in my capacity as Acting General Counsel of the Company, I am passing on certain legal matters in connection with the Guarantees for the Company. The Company will issue the New Notes under an Indenture dated as of March 31, 2004 (the “Base Indenture”) among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of July 5, 2006 among the Company, the Subsidiary Guarantors and the Trustee (together with the Base Indenture, the “Indenture”). At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.
          In furnishing this opinion, I have examined: (1) the applicable certificate or articles of incorporation and bylaws, limited liability company agreement or limited partnership agreement, as applicable, of each Subsidiary Guarantor, in each case as amended to date, (2) the Registration Statement and its exhibits, including the Indenture, and (3) the originals, or copies certified or otherwise identified, of corporate records of each Subsidiary Guarantor, including the minute books of each Subsidiary Guarantor, certificates of public officials and of representatives of each subsidiary guarantor, statutes and other instruments and documents as a basis for the opinion I express below. In giving this opinion, I have assumed that all signatures on documents that I have examined are genuine, all documents submitted to me as originals are authentic and all documents submitted as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic. In addition, I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee.
          Based on and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth below, I am of the opinion that when (1) the Registration Statement has become effective under the Securities Act and the Indenture has

U.S. Concrete, Inc.
December 14, 2006

been qualified under the Trust Indenture Act of 1939, as amended, and (2) the New Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for the Outstanding Old Notes tendered pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated by the Registration Statement, the Guarantees will constitute the legal, valid and binding obligations of the respective Subsidiary Guarantors, in each case enforceable against such Subsidiary Guarantor in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by (a) any applicable bankruptcy, reorganization, insolvency, fraudulent transfer or conveyance, moratorium or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (c) any implied covenants of good faith and fair dealing.
          I am licensed to practice law only in the State of Texas. For purposes of the opinion set forth above, I have assumed that the laws of any applicable jurisdiction other than the States of Delaware and Texas are identical to the laws of the State of Texas. This opinion is provided in my capacity as Acting General Counsel of the Company and not in my individual capacity as an attorney.
          I hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Registration Statement.
Very truly yours,
/s/ Curt M. Lindeman
Curt M. Lindeman
Acting General Counsel